Black Hills Corporation
Post-2018 Nonqualified Deferred Compensation Plan

Effective Date
January 1, 2019

Black Hills Corporation Post-2018 Nonqualified Deferred Compensation Plan

Article I
Establishment and Purpose                1

Article II
Definitions                        1

Article III
Eligibility and Participation                8

Article IV
Deferrals                        9

Article V
Company Contributions                12

Article VI
Payments from Accounts                14

Article VII
Valuation of Account Balances; Investments        17

Article VIII
Administration                    18

Article IX
Amendment and Termination                19

Article X
Informal Funding                    20

Article XI
Claims                            20

Article XII
General Provisions                    24

Article I
Establishment and Purpose
Black Hills Corporation (the “Company”) has adopted this Black Hills Corporation Post-2018 Nonqualified Deferred Compensation Plan, applicable to Compensation deferred under Compensation Deferral Agreements submitted hereunder for Plan Years beginning on and after the Effective Date and Company Contributions credited on or after the Effective Date.

The purpose of the Plan is to attract and retain key employees by providing them with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Participating Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits attributable to services performed for it. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or a Participating Employer will remain the general assets of the Company or the Participating Employer and shall remain subject to the claims of the Company’s or the Participating Employer's creditors until such amounts are distributed to the Participants.

Article II
Definitions

2.1
Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.4
Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 6.4 hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.5
Board of Directors. Board of Directors (“the Board”) means, for a Participating Employer organized as a corporation, its board of directors and for a Participating Employer organized as a limited liability company, its board of managers.

2.6	Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.7
Change in Control. Change in Control means, with respect to a Participating Employer, any of the following events: (i) a change in the ownership of the Participating Employer, (ii) a change in the effective control of the Participating Employer, or (iii) a change in the ownership of a substantial portion of the assets of the Participating Employer.

Change in Ownership. For purposes of this Section, a change in the ownership of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Participating Employer. The acquisition by a person or group owning more than 50% of the total fair market value or total voting power of the stock of such Participating Employer of additional shares of such Participating Employer shall not constitute a “change of the ownership” of such Participating Employer.

Change in Effective Control. A change in the effective control of the Participating Employer occurs on the date on which either: (i) a person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer possessing 30% or more of the total voting power of the stock of the Participating Employer, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, provided that the acquisition by a person or group owning more than 30% of the total fair market value or total voting power of the stock of such Participating Employer of additional shares of such Participating Employer shall not constitute a “change of effective control” of such Participating Employer, or (ii) a majority of the members of the Participating Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Participating Employer.

Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Employer, acquires assets from the Participating Employer that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Participating Employer immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition. A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation as determined under Treas. Reg. section 1.409A-3(i)(5)(vii)(B).

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

Notwithstanding anything to the contrary herein, with respect to a Participating Employer that is treated as a partnership for U.S. federal income tax purposes, the provisions set forth above respecting a Change in Control relative to a corporation shall be applied by analogy, and any reference to a “majority shareholder” shall be treated as referring to a partner or member that (a)

owns more than 50% of the capital and profits interest of such entity, and (b) alone or together with others is vested with the continuing exclusive authority to make management decisions necessary to conduct the business for which the entity was formed.

2.8	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XI of this Plan.

2.9	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10	Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.11	Committee. Committee means the committee appointed by the Company’s Board of Directors to administer the Plan.

2.12	Company. Company means Black Hills Corporation.

2.13
Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Retirement Account as an RSP Supplemental Contribution, Supplemental Target Contribution, Supplemental Retirement Contribution, or Supplemental Matching Contribution, as applicable, in accordance with the provisions of Article V of the Plan. Unless the context clearly indicates otherwise, a reference to a Company Contribution shall include Earnings attributable to such contribution.

2.14
Compensation. Compensation means a Participant’s base salary, the portion of a Participant’s incentive award under the Company’s Short Term Annual Incentive Plan (“STIP”) that is payable in cash, the portion of a Participant’s Performance Share Award that is payable in cash, and such other cash compensation as may be approved by the Committee as Compensation that may be deferred under Section 4.2 of this Plan, excluding any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A and excluding any compensation that is not U.S. source income. For purposes of Participant deferral elections under Article IV of this Plan, any base salary payable after the last day of a calendar year solely for services performed during the final payroll period described in Section 3401(b) of the Code containing December 31 of such year shall be treated as earned during the subsequent calendar year.

2.15
Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and/or (ii) the Payment Schedule applicable to one or more Accounts.

2.16
Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.17	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

2.18	Effective Date. Effective Date means January 1, 2019.

2.19	Eligible Employee. Eligible Employee means an Employee who is selected as such by the Board of Directors pursuant to Section 3.1.

2.20	Employee. Employee means a common-law employee of an Employer.

2.21	Employer. Employer means the Company and each Affiliate.

2.22	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.23	Excess Compensation. Excess Compensation means the amount by which a Participant’s Total Compensation exceeds the Participant’s “Compensation” (as defined in Article I of the RSP).

2.24
Flex Account. Flex Account means a Separation Account or Specified Date Account established to record Deferrals credited to the Flex Account under the terms of a Participant’s Compensation Deferral Agreement. Unless the Committee specifies otherwise, a Participant may maintain no more than five (5) Flex Accounts at any one time.

2.25	Group 1 Participant. Group 1 Participant means a Participant who is listed on Schedule 1.

2.26	Group 2 Participant. Group 2 Participant means a Participant who is listed on Schedule 2.

2.27	Group 3 Participant. Group 3 Participant means a Participant who is listed on Schedule 3.

2.28	Participant. Participant means an individual described in Article III.

2.29
Participating Employer. Participating Employer means the Company and each Affiliate who has adopted the Plan with the consent of the Company. Each Participating Employer shall be identified on Schedule A attached hereto.

2.30	Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.31
Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation shall not include any Compensation payable upon the Participant’s death or disability (as defined in Treas. Section 1.409A-1(e)) without regard to the satisfaction of the performance criteria.

2.32
Performance Share Award. Performance Share Award means a performance share award granted to a Participant under the Company’s Omnibus Incentive Plan (or any successor shareholder-approved incentive plan of the Company).

2.33
Plan. Plan means “Black Hills Corporation Post-2018 Nonqualified Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also means a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.34	Plan Year. Plan Year means January 1 through December 31.

2.35
Retirement Account. Retirement Account means an Account established by the Committee to record Company Contributions allocated to the Retirement Account, payable to a Participant following Separation from Service in accordance with Section 6.3.

2.36	RSP. RSP means the Black Hills Corporation 401(k) Retirement Savings Plan, as amended from time to time.

2.37
RSP Supplemental Contributions. RSP Supplemental Contributions means Company Contributions equal to the amount, if any, of matching contributions that could not be allocated on behalf of a Group 2 Participant under the RSP due to the results of ADP/ACP testing for a calendar year. Group 2 Participants are listed on Schedule 2.

2.38
Separation Account. Separation Account means an Account established by the Committee in accordance with a Participant’s Compensation Deferral Agreement to record Deferrals allocated to such Account by the Participant and which are payable upon the Participant’s Separation from Service as set forth in Section 6.3. The Committee may limit the number of Separation Accounts that may be maintained at any one time by a Participant, as set forth in the Plan’s enrollment materials.

2.39
Separation from Service. Separation from Service means an Employee’s termination of employment with the Employer and all Affiliates, in such manner as to constitute a “separation from service” for purposes of Code Section 409A.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute, policy, or contract.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.21 of the Plan, except that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.

2.40
Specified Date Account. Specified Date Account means an Account established by the Committee to record the amounts payable in a future year as specified in the Participant’s Compensation Deferral Agreement. The Committee may limit the number of Specified Date Accounts that may be maintained at any one time by a Participant, as set forth in the Plan’s enrollment materials.

2.41	Substantial Risk of Forfeiture. Substantial Risk of Forfeiture has the meaning specified in Treas. Reg. Section 1.409A-1(d).

2.42
Supplemental Matching Contributions. Supplemental Matching Contributions means an amount equal to a percentage of a Group 2 Participant’s Excess Compensation for a Plan Year. Group 2 Participants and the applicable specified percentage for each Group 2 Participant are listed on Schedule 2. Supplemental Matching Contributions are not conditioned upon a Participant’s election to make deferrals under this Plan or under the RSP.

2.43	Supplemental Retirement Contributions. Supplemental Retirement Contributions means the amount by which (a) exceeds (b), where

(a)
is the amount that would have been contributed to the RSP on behalf of a Group 3 Participant as a non-safe harbor non-elective employer contribution described in Section 7 of the RSP if such contribution were determined as a percentage of the Group 3 Participant’s Total Compensation for a Plan Year, and

(b)
is the amount actually contributed to the RSP as a non-safe harbor non-elective employer contribution described in Section 7 of the RSP on behalf of the Group 3 Participant for the Plan Year. Group 3 Participants are listed on Schedule 3.

2.44
Supplemental Target Contributions. Supplemental Target Contributions means an amount equal to the specified percentage of a Group 1 Participant’s Total Compensation for a Plan Year. Group 1 Participants and the specified percentage for each such Participant are listed on Schedule 1.

2.45	Total Compensation. Total Compensation means ”Compensation” as defined in Article I of the RSP, but determined without regard to the Code Section 401(a)(17) limitation.

2.46
Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.47	Valuation Date. Valuation Date means each Business Day.

Article III
Eligibility and Participation

3.1
Eligibility and Participation. In order to be eligible for participation in the Plan as an “Eligible Employee”, an Employee must be selected by the Board of Directors. For each enrollment, the Board of Directors, in its sole and absolute discretion, shall determine eligibility for participation from among management or highly compensated employees of the Employer who are officers appointed by the Board of Directors in accordance with the purposes of the Plan and shall determine the amount and type of Company Contributions, if any, to be made on behalf of any Participant. An Employee ceases to be eligible for participation in the Plan upon his Separation from Service or, if earlier, the date his participation is discontinued by the Chief Executive Officer, provided that, to the extent required to comply with Section 409A of the Code, such Employee’s

Deferrals (but not his Company Contributions) shall continue to be credited to the Employee’s Account with respect to the Plan Year in which his participation is terminated. If a Participant or former Participant is reemployed by an Employer following a Separation from Service, such employee will not become eligible for participation again unless he is again designated by the Board of Directors.

All Eligible Employees may enroll in the Plan. Eligible Employees become Participants on the first to occur of (i) the date on which the first Compensation Deferral Agreement becomes irrevocable under Article IV, or (ii) the date Company Contributions are credited to an Account on behalf of such Eligible Employee.

3.2
Duration. Only Eligible Employees may submit Compensation Deferral Agreements during an enrollment and receive Company Contributions during the Plan Year. A Participant who is no longer an Eligible Employee but has not incurred a Separation from Service will not be allowed to submit Compensation Deferral Agreements but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0). All Participants, regardless of employment status, will continue to be credited with Earnings and during such time may continue to make allocation elections as provided in Section 7.4. An individual shall cease being a Participant in the Plan when his Account has been reduced to zero (0).

3.3
Rehires. An Eligible Employee who Separates from Service and who subsequently resumes performing services for an Employer in the same calendar year (regardless of eligibility) will have his or her Compensation Deferral Agreement for such year, if any, reinstated, but his or her eligibility to participate in the Plan in years subsequent to the year of rehire shall be governed by the provisions of Section 3.1.

Article IV
Deferrals

4.1    Deferral Elections, Generally.

(a)
A Participant may make an initial election to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. Unless an earlier date is specified in the Compensation Deferral Agreement, deferral elections with respect to a Compensation source (such as salary, bonus or other Compensation) become irrevocable on the latest date applicable to such Compensation source under Section 4.2.

(b)
A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Section 409A, shall be considered null and void and shall not take effect with respect to such item of Compensation. The Committee may modify or revoke any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(c)
The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to fifty percent (50%) of their base salary, up to one hundred percent (100%) of the cash portion of their STIP bonus earned during a Plan Year, and up to one hundred percent (100%) of the cash portion of their Performance Share Awards that become earned and vested in accordance with the terms of the applicable Performance Share Award.

(d)
Deferrals of cash Compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so as not to exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, required employee benefit deductions, deferrals to 401(k) plans and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

(e)	The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to a Separation Account or to one or more Specified Date Accounts.

4.2    Timing Requirements for Compensation Deferral Agreements.

(a)
Initial Eligibility. The Committee may permit an Eligible Employee to defer Compensation earned in the first year of eligibility for participation in the Plan and any other nonqualified deferred compensation plan or arrangement that would be aggregated with the Plan under Section 409A of the Code. The Compensation Deferral Agreement must be filed within 30 days after attaining Eligible Employee status and becomes irrevocable not later than the 30th day.

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned after the date that the Compensation Deferral Agreement becomes irrevocable.

(b)
Prior Year Election. Except as otherwise provided in this Section 4.2, the Committee may permit an Eligible Employee to defer Compensation, or make a payment election with respect to Compensation, by filing a Compensation Deferral Agreement during the enrollment period established by the Committee and ending no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation not later than the December 31 filing deadline.

(c)
Performance-Based Compensation. The Committee may permit an Eligible Employee to defer Compensation which qualifies as Performance-Based Compensation by filing a Compensation Deferral Agreement no later than the date that is six months before the end of the applicable performance period, provided that:

(i)
the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)	the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void unless it would be considered timely under another rule described in this Section.

(d)
Short-Term Deferrals. The Committee may permit Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4) to be deferred in accordance with the rules of Section 6.9, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 6.9(b) shall not apply to payments attributable to a Change in Control. A Compensation Deferral Agreement submitted in accordance with this paragraph becomes irrevocable on the latest date it could be submitted under Section 6.9.

(e)
Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may permit an Eligible Employee to defer such Compensation, or make a payment election with respect to such Compensation, by filing a Compensation Deferral Agreement on or before the 30th day after the legally binding right to the Compensation accrues, provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable not later than such 30th day. If the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a Change in Control, the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(f)
“Evergreen” Deferral Elections. The Committee, in its discretion, may provide, if so specified in the applicable Compensation Deferral Agreement, that Compensation Deferral Agreements will continue in effect for subsequent years or performance periods by communicating that intention to Participants in writing prior to the date Compensation Deferral Agreements become irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be revoked or modified in writing prospectively by the Participant or the Committee with respect to Compensation for which such election remains revocable under this Section 4.2.

A Compensation Deferral Agreement is deemed to be revoked for subsequent years if the Participant is not an Eligible Employee as of the last permissible date for making elections under this Section 4.2 or if the Compensation Deferral Agreement is cancelled in accordance with Section 4.6.

4.3
Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Flex Accounts, each of which shall be either a Separation Account or a Specified Date Account. The Committee may, in its discretion, establish in a written communication during enrollment a minimum deferral period for the establishment of a Specified Date Account (for example, the fourth Plan Year following the year Compensation is first allocated to such Accounts). In the event a Participant’s Compensation Deferral Agreement allocates a component of Compensation to a Specified Date Account that commences payment in the year such Compensation is earned, the Compensation Deferral Agreement shall be deemed to allocate the Deferral to the Participant’s Specified Date Account having the next earliest payment year. If the Participant has no other Specified Date Accounts, the Committee will allocate the Deferral to the Retirement Account.

4.4
Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5
Vesting. Participant Deferrals of cash Compensation shall be 100% vested at all times. Deferrals of vesting awards of Compensation shall become vested in accordance with the provisions of the underlying award.

4.6
Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, and (ii) during periods in which the Participant incurs a “disability,” meaning that the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the calendar year or the 15th day of the third month following the date the Participant incurs the disability (as defined in this Section 4.6).

Article V
Company Contributions

5.1
Company Contributions. Company Contributions shall be made to a Participant’s Retirement Account in the form of RSP Supplemental Contributions, Supplemental Target Contributions, Supplemental Retirement Contributions, and/or Supplemental Matching Contributions, as applicable, in accordance with this Article V.

(a)
Supplemental Matching Contributions. As of the last day of each pay period in which a Group 2 Participant receives Excess Compensation, the Company shall credit to the Group 2 Participant’s Retirement Account the amount of the Supplemental Matching Contributions determined in accordance with the terms of the Plan.

(b)
Supplemental Target Contributions. As of the last day of each Plan Year, the Company shall credit to each Group 1 Participant’s Retirement Account the amount of the Supplemental Target Contribution determined in accordance with the terms of the Plan. Notwithstanding the foregoing, the Board retains discretion to determine which Participants are Group 1 Participants and the amount, if any, of Supplemental Target Contributions to be made with respect to individuals who become Group 1 Participants.

(c)	Supplemental Retirement Contributions. As of the last day of each pay period in which a Group 3 Participant receives Excess Compensation, the Company shall credit to the Group

3 Participant’s Retirement Account the amount of Supplemental Retirement Contributions determined in accordance with the terms of the Plan.

(d)
RSP Supplemental Contributions. After the end of each Plan Year, the Company shall determine the amount, if any, of RSP Supplemental Contributions to which a Participant is entitled and shall credit such amount to the Participant’s Retirement Account as of the last day of such Plan Year.

5.2	Vesting. Company Contributions vest according the schedule specified by the Committee on or before the time the contributions are made.

Deferrals of the cash portion of Performance Share Awards will vest as provided under the terms of the applicable award.

If no vesting schedule is otherwise specified, Company Contributions vest as follows:

No. of Years of Service:	Vested %
1 Years	20%
2 Years	40%
3 Years	60%
4 Years	80%
5 Years	100%

Participants are credited with one year of service for each 12 month-period of continuous service commencing on the date the Employee becomes a Participant in the Plan and each anniversary thereof.

All Accounts become 100% vested, if while employed by an Employer, a Participant dies, becomes disabled (within the meaning of any long-term disability plan of the Employer that is applicable to the Participant), or his or her Employer experiences a Change in Control.

Article VI
Payments from Accounts

6.1
General Rules. A Participant’s Accounts become payable upon the first to occur of the payment events applicable to such Account under (i) Sections 6.2 or 6.3 (as elected, and subject to the $100,000 minimum balance requirement) and (ii) Sections 6.4 through 6.6.

Payment events and Payment Schedules elected by the Participant shall be set forth in a valid Compensation Deferral Agreement that establishes the Account to which such elections apply in accordance with Article IV or in a valid modification election applicable to such Account as described in Section 6.9.

Payment amounts are based on Account Balances as of the last Valuation Date of the month next preceding the month actual payment is made.

6.2	Specified Date Accounts.

Commencement. Payment is made or begins in the calendar year designated by the Participant. When a Specified Date Account is first established, the Account will pay in the 4th calendar year following the year the Compensation Deferral Agreement that established the Account is effective unless the Participant designates a later calendar year. For example, a Specified Date Account established for the 2019 Plan Year will commence in 2023, unless the Participant designated a later calendar year.

Form of Payment. Payment will be made in a lump sum, unless the Participant elected to receive annual installments up to five years.

The time and form of payment of Specified Date Accounts is unaffected by an earlier Separation from Service, provided the Participant’s total Account Balance is more than $100,000 as of his or her Separation from Service, as set forth in Section 6.3.

6.3	Separation from Service. Upon a Participant’s Separation from Service other than death, the Participant is entitled to receive his or her vested Retirement Account and vested Separation Accounts.

(a)
Commencement. Each vested Retirement Account and all Separation Accounts will commence payment in the calendar year next following the calendar year in which the Participant’s Separation from Service occurs. Notwithstanding the foregoing, all Accounts, including any unpaid Specified Date Accounts will be payable upon Separation from Service if the combined Account Balance for a Participant is not more than $100,000 as of his or her Separation from Service.

(b)
Form of Payment. The vested Retirement Account and Separation Accounts will be paid in a single lump sum unless the Participant elected with respect to an Account to receive annual installments up to 10 years. If the combined vested Account Balances of all of a Participant’s Accounts on the date of a Participant’s Separation from Service is not more than $100,000, all Accounts will be paid in a lump sum, without regard to the provisions of Section 6.2 and without regard to any other election the Participant may have made for such Accounts.

(c)
Mandatory Delay for Specified Employees. Notwithstanding any other provision of this Plan, to the extent required to comply with Code Section 409A, payment to a Participant who is a “specified employee” as defined in Code Section 409A(a)(2)(B) will commence no earlier than six months following his or her Separation from Service.

6.4
Death. Notwithstanding anything to the contrary in this Article VI, upon the death of the Participant (regardless of whether such Participant is an Employee at the time of death), all remaining vested Account Balances shall be paid to his or her Beneficiary in a single lump sum no later than December 31 of the calendar year following the year of the Participant’s death.

(a)
Designation of Beneficiary in General. The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the

Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Committee.

(b)
No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate.

6.5
Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. If the emergency need cannot be relieved by cessation of Deferrals to the Plan, the Committee may approve an emergency payment therefrom not to exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted from the Separation Accounts and then from the Specified Date Accounts, starting with the Account having the latest commencement date until fully distributed, then continuing in this manner with the next latest Account until the full amount of the distribution is made. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee. The Committee may specify that Deferrals will be distributed before any Company Contributions.

6.6
Administrative Cash-Out of Small Balances. Notwithstanding anything to the contrary in this Article VI, the Committee may at any time and without regard to whether a payment event has occurred, direct in writing an immediate lump sum payment of the Participant’s Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time.

6.7
Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article VI, the Board, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Board may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

6.8
Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, payments will be made beginning as of the payment commencement date for such installments and shall continue to be made in each subsequent payment period until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the last Valuation Date in the month preceding the month of payment (or as of such other date as approved by the Committee to facilitate administration of the Plan) and (b) equals the remaining number of installment payments. For purposes of Section 6.9, installment payments will be treated as a single payment. If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article VII hereof until the Account is completely distributed.

6.9
Modifications to Payment Schedules. A Participant may modify the Payment Schedule elected by him or her with respect to an Account, consistent with the permissible Payment Schedules available under the Plan for the applicable payment event, provided such modification complies with the requirements of this Section 6.9.

(a)
Time of Election. The modification election must be submitted to the Committee not less than 12 months prior to the date payments would have commenced under the Payment Schedule in effect prior to modification (the “Prior Election”).

(b)
Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the Prior Election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A. If the Participant modifies only the form, and not the commencement date for payment, payments shall commence on the fifth anniversary of the date payment would have commenced under the Prior Election.

(c)	Irrevocability; Effective Date. A modification election is irrevocable when filed and becomes effective 12 months after the filing date.

(d)
Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules or payment events of any other Accounts. A modification election has no effect on the lump sum cash out for Account Balances at or below $100,000 as provided in Section 6.3.

Article VII
Valuation of Account Balances; Investments

7.1
Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Valuation of Accounts shall be performed under procedures approved by the Committee.

7.2
Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Board, in accordance with the provisions of this Article VII (“investment allocation”).

7.3
Investment Options. Investment options will be determined by the Board. The Board, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

7.4
Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

7.5
Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

7.6
Valuations Final After 180 Days. The Participant shall have 180 days following the Valuation Date on which the Participant failed to receive the full amount of Earnings and to file a claim under Article XI for the correction of such error.

Article VIII
Administration

8.1
Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XI.

8.2
Withholding. The Employer may withhold or cause to be withheld from any amounts payable under the Plan all federal, state, local and other taxes as shall be legally required to be withheld. Further, with respect to any federal, state, local and other taxes that may be required to be withheld at any time as a result of the crediting, vesting or payment of benefits under the Plan, the Employer shall have the right to (a) require a Participant to pay or provide for payment of any such taxes, or (b) withhold any such taxes from any compensation otherwise payable in cash to the Participant.

8.3
Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee, its delegees and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

8.4
Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

8.5
Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Article IX
Amendment and Termination

9.1
Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article IX. Each Participating Employer may also terminate its participation in the Plan.

9.2
Amendments. The Company, by action taken by its Board of Directors, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date). The Board of Directors of the Company may delegate to the Committee the authority to amend the Plan without the consent of the Board of Directors for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee’s interpretation of the Plan documents; and (iv) making such other amendments as the Board of Directors may authorize. No amendment is needed to revise the list of Participating Employers set forth on Schedule A attached hereto.

9.3
Termination. The Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

9.4
Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

Article X
Informal Funding

10.1
General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article X. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

10.2
Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

Notwithstanding the foregoing, in the event of a Change in Control, the Company shall (a) establish a rabbi trust (unless a rabbi trust has already been established before the Change in Control), (b) make a contribution to such rabbi trust in an amount equal to the accrued liabilities under this Plan as of the date of the Change in Control, and (c) make such additional contributions to the rabbi trust thereafter as may be necessary from time to time to reflect any subsequent increase in liabilities under the Plan after the Change in Control.

Article XI
Claims

11.1
Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”). Notice of a claim for payments shall be delivered to the Committee within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and Code Section 409A, and if not paid, the Participant or Beneficiary must file a claim under this Article XI not later than 180 days after such latest date. If the Participant or Beneficiary fails to file a timely claim, the Participant forfeits any amounts to which he or she may have been entitled to receive under the claim.

(a)	In General. Notice of a denial of benefits (other than claims based on disability) will be provided within 90 days of the Committee’s receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)
Disability Benefits. Notice of denial of claims based on disability will be provided within forty-five (45) days of the Committee’s receipt of the Claimant’s claim for disability benefits. If the Committee determines that it needs additional time to review the disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)
Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). The notice of denial shall set forth the specific reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including the right to appeal the decision, the deadline by which such appeal must be filed and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on appeal and the specific date by which such a civil action must commence under Section 11.4.

In the case of a complete or partial denial of a disability benefit claim, the notice shall provide such information and shall be communicated in the manner required under applicable Department of Labor regulations.

11.2
Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relating to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)
In General. Appeal of a denied benefits claim (other than a disability benefits claim) must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)
Disability Benefits. Appeal of a denied disability benefits claim must be filed in writing with the Appeals Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted in accordance with applicable Department of Labor regulations.

The Appeals Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

(c)
Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). Such notice shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, following an adverse decision on review and the specific date by which such a civil action must commence under Section 11.4.

For the denial of a disability benefit, the notice will also include such additional information and be communicated in the manner required under applicable Department of Labor regulations.

11.3
Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or administrative remedies under Sections 11.1 and 11.2. No such legal action may be brought more than twelve (12) months following the notice of denial of benefits under Section 11.2, or if no appeal is filed by the applicable appeals deadline, twelve (12) months following the appeals deadline.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a change in control as defined in Section 11.3, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance and will be included in determining the Participating Employer’s trust funding obligation under Section 10.2.

11.4
Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

Article XII
General Provisions

12.1	Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

12.2
No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

12.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

12.4
Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means (such as secure facsimile) as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

Black Hills Corporation
P.O. Box 1400
Rapid city, sd 57709
attn: human resources/RETIREMENT SERVICES

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

12.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

12.6
Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

12.7	Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored. If the Committee is unable to locate the Participant or Beneficiary after five years of the date payment is scheduled to be made, provided that a Participant’s Account shall not be credited with Earnings following the first anniversary of such date on which payment is to be made and further provided, however, that such benefit shall be reinstated, without further adjustment for interest, if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

12.8
Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

12.9	Governing Law. To the extent not preempted by ERISA, the laws of the State of South Dakota shall govern the construction and administration of the Plan.

12.10
Compliance With Code Section 409A; No Guarantee. This Plan is intended to be administered in compliance with Code Section 409A and each provision of the Plan shall be interpreted consistent with Code Section 409A. Although the Company intends for the Plan to comply with Code Section 409A, the tax treatment of benefits under the Plan is not warranted or guaranteed, and neither the Company, any other Employer, the Committee, nor the Board of Directors (nor any of their delegates) shall be held liable for any taxes, interest, penalties or other monetary amounts that may be owed by any Participant, Beneficiary or other taxpayer claiming benefits hereunder. No Employer shall have any legal obligation to a Participant with respect to taxes imposed under Code Section 409A.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 21st day of December, 2018, to be effective as of the Effective Date.

Black Hills Corporation

By: David R. Emery (Print Name)

Its: Chairman and CEO (Title)

/s/ David R. Emery (Signature)

Schedule A

Participating Employers

Black Hills Corporation
Black Hills Service Company LLC

Schedule 1 - Group 1
Participants Eligible for Supplemental Target Contributions

Name	Percentage of Total Compensation
Scott Buchholz	14.0%
Linn Evans	20.0%
Brian Iverson	8.0%
Rich Kinzley	17.5%
Perry Krush	14.5%
Jennifer Landis	8.0%
Mark Lux	8.0%
Marne Miller Jones	8.0%
Esther Newbrough	8.0%
Kimberly Nooney	8.0%
Ivan Vancas	8.0%
Stuart Wevik	8.0%

The Board, may in its discretion, designate individuals who become Participants after January 1, 2019, as Group 1 Participants. Each such Participant so designated will be eligible for an 8% Supplemental Target Contribution.

Schedule 2 - Group 2
Participants Eligible for Supplemental Matching Contributions

Name	Percentage of Total Compensation
Scott Buchholz	6%
Linn Evans	6%
Brian Iverson	6%
Rich Kinzley	6%
Perry Krush	6%
Jennifer Landis	6%
Mark Lux	6%
Marne Miller Jones	6%
Esther Newbrough	6%
Kimberly Nooney	6%
Ivan Vancas	6%
Stuart Wevik	6%

The Board may, in its discretion, designate individuals who become Participants after January 1, 2019, as Group 2 Participants. For each such Participant so designated, the percentage of Total Compensation to be allocated as a Supplemental Matching Contribution shall be 6%.

Schedule 3 - Group 3
Participants Eligible for Supplemental Retirement Contributions

Name
Linn Evans
Brian Iverson
Rich Kinzley
Jennifer Landis
Mark Lux
Marne Miller Jones
Esther Newbrough
Kimberly Nooney
Ivan Vancas

The Board may, in its discretion, designate individuals who become Participants after January 1, 2019, as Group 3 Participants. For each such Participant so designated, the percentage of Total Compensation to be allocated as a Supplemental Retirement Contribution shall be based upon the RSP points schedule in the Black Hills Corporation 401(k) Retirement Savings Plan.